Exhibit 99.1

Vera Bradley Announces Fiscal 2012 Second Quarter Financial Results

•	Net revenues increased 30% to $103.8 million; Indirect net revenues increased 18% and Direct net revenues rose 46%, including an increase of 10.5% in comparable-store sales.

•	Operating income increased 44% to $22.9 million, or 22% of net revenues, compared to $15.9 million on an adjusted basis, or 20% of net revenues, in the second quarter of fiscal 2011.

•	Diluted EPS were $0.34 for the quarter, compared to $0.26 on a GAAP basis and $0.23 adjusted for the same quarter of fiscal 2011, an increase of 31% and 48%, respectively.

FORT WAYNE, Ind., August 30, 2011 (GLOBE NEWSWIRE) — Vera Bradley, Inc. (Nasdaq: VRA) today announced its financial results for the fiscal 2012 second quarter ended July 30, 2011. The Company reported net revenues of $103.8 million for the second quarter, compared to $80.1 million in the same period of the prior year, an increase of $23.7 million, or 30%. Diluted earnings per share for the quarter were $0.34, an increase of 48% over adjusted diluted earnings per share in the prior year period.

“Our second quarter performance was characterized by strong consumer response to our fall product assortment and our continued expansion into underpenetrated markets. We also managed margins in line with our expectations, despite pressure on input costs, and focused on disciplined expense management, yielding improved leverage,” said Michael C. Ray, Vera Bradley’s Chief Executive Officer. “Our success is a tribute to the strength of our brand, our distinctive portfolio of products, our talented team and retail partners, and our loyal customers. Looking ahead, we will continue to execute our growth strategies and remain very optimistic about the long term prospects for Vera Bradley.”

By segment, Indirect net revenues increased 18% to $55.9 million, and Direct net revenues increased 46% to $47.9 million, driven by the opening of 12 full-price and four outlet stores since the second quarter of last year, strong product introductions, increased traffic in our e-commerce business and a 10.5% increase in comparable-store sales. During the second quarter, gross profit rose 27% to $59.6 million, and gross margin was in line with expectations at 57.5%, compared to 58.5% in the second quarter of fiscal 2011.

Operating income increased 44% to $22.9 million, or 22% of net revenues, in the second quarter, compared to adjusted operating income of $15.9 million, or 20% of net revenues, excluding $6.1 million of compensation expense for bonuses paid to recipients of the restricted-stock awards and $0.1 million of stock-based compensation expense related to the restricted-stock awards in the comparable prior-year period.

On a GAAP basis, net income for the quarter was $13.6 million, or $0.34 per diluted share, compared to $9.2 million, or $0.26 per diluted share, in the second quarter of fiscal 2011. After adjusting the second quarter of fiscal 2011 for the previously discussed bonuses paid and stock-based compensation expense, income taxes as if the Company had been a “C” Corporation at the beginning of the quarter, at an assumed rate of 40%, and an increase in the number of common shares outstanding, adjusted net income for the second quarter of fiscal 2011 was $9.3 million or $0.23 per diluted share on 40.5 million weighted-average diluted shares outstanding.

Year-to-Date Results

For the twenty-six weeks ended July 30, 2011, net revenues increased 24% to $205.2 million, from $165.1 million in the comparable prior-year period. By segment, Indirect revenues increased 11% to $113.2 million, and Direct revenues increased 45% to $92.0 million, with comparable-store sales increasing 14.9%.

Operating income increased 27% to $42.0 million, or 20% of net revenues, for the twenty-six weeks, compared to adjusted operating income of $33.2 million, or 20% of net revenues, excluding $6.1 million of compensation expense for bonuses paid to recipients of the restricted-stock awards and $0.1 million of stock-based compensation expense related to the restricted-stock awards in the comparable prior-year period.

On a GAAP basis, net income for the twenty-six weeks was $24.9 million, or $0.61 per diluted share, compared to $26.0 million, or $0.73 per diluted share a year ago. After adjusting the second quarter of fiscal 2011 for the previously discussed bonuses paid and stock-based compensation expense, income taxes as if the Company had been a “C” Corporation at the beginning of the year, at an assumed rate of 40%, and an increase in the number of common shares outstanding, adjusted net income for the twenty-six weeks of fiscal 2011 was $19.5 million or $0.48 per diluted share on 40.5 million weighted-average diluted shares outstanding.

Outlook

For the third quarter of fiscal 2012, the Company expects net revenues to be in the range of $107 million to $110 million and diluted earnings per share to be in the range of $0.26 to $0.28, based on diluted weighted-average shares outstanding of 40.5 million.

For fiscal 2012, the Company now expects net revenues to be in the range of $438 million to $443 million and diluted earnings per share to be in the range of $1.32 to $1.35, based on diluted weighted-average shares outstanding of 40.5 million.

Call Information

A conference call to discuss fiscal 2012 second quarter results is scheduled for today, August 30, 2011, at 4:30 p.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available until September 13, 2011. To access the recording, listeners should dial (877) 870-5176, and enter the access code, 3644247.

About Vera Bradley, Inc.

Friends Barbara Bradley Baekgaard and Patricia R. Miller founded Vera Bradley in 1982. Today, Vera Bradley is sold through 3,300 specialty stores as well as 49 Vera Bradley stores nationwide. Vera Bradley handbags, accessories, and paper & gift and travel items have recently been spotted on Desperate Housewives, Brothers and Sisters, Entourage, and Modern Family, and in over 20 feature-length films. Vera Bradley’s fiscal 2011 sales were $366 million. Visit www.verabradley.com for a store near you or to learn more.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the “Investor Relations” section. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; and possible inability to sustain levels of comparable-store sales. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 29, 2011. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

Vera Bradley, Inc.

Consolidated Balance Sheets

($ in thousands)

	July 30, 2011	January 29, 2011	July 31, 2010
	(unaudited)		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$788	$13,953	$7,592
Accounts receivable, net	44,719	34,300	25,782
Inventories	118,105	96,717	84,798
Other current assets	7,246	6,754	7,430
Deferred income taxes	9,739	8,743	—

Total current assets	180,597	160,467	125,602

Property, plant, and equipment, net	45,049	42,984	40,544
Restricted cash	—	—	1,500
Other assets	1,084	2,588	1,523

Total assets	$226,730	$206,039	$169,169

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$30,924	$30,012	$20,759
Distributions payable	—	—	102
Accrued employment costs	11,960	17,892	17,926
Other accrued liabilities	12,934	10,551	10,468
Income taxes payable	405	10,010	—
Current portion of long-term debt	86	83	5,033

Total current liabilities	56,309	68,548	54,288

Long-term debt	71,590	66,934	28,120
Deferred income taxes	3,971	3,300	—
Other long-term liabilities	4,869	2,935	1,988

Total liabilities	136,739	141,717	84,396

Shareholders’ equity:
Common stock	—	—	1
Additional paid-in-capital	72,661	71,923	87
Retained earnings (accumulated deficit)	17,256	(7,601)	84,685
Accumulated other comprehensive income	74	—	—

Total shareholders’ equity	89,991	64,322	84,773

Total liabilities and shareholders’ equity	$226,730	$206,039	$169,169

Vera Bradley, Inc.

Consolidated Statements of Income

($ in thousands, except per share amounts)

(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010

Net revenues	$103,789	$80,076	$205,179	$165,078
Cost of sales	44,161	33,252	89,107	69,441

Gross profit	59,628	46,824	116,072	95,637
Selling, general, and administrative expenses	39,120	38,697	79,109	72,585
Other income	2,418	1,536	5,023	3,912

Operating income	22,926	9,663	41,986	26,964
Interest expense, net	329	336	645	644

Income before income taxes	22,597	9,327	41,341	26,320
Income tax expense	8,964	157	16,484	356

Net income	$13,633	$9,170	$24,857	$25,964

Basic weighted-average shares outstanding	40,506,670	35,440,547	40,506,670	35,440,547
Diluted weighted-average shares outstanding	40,541,467	35,440,613	40,536,818	35,440,580
Basic net income per share	$0.34	$0.26	$0.61	$0.73
Diluted net income per share	0.34	0.26	0.61	0.73

Vera Bradley, Inc.

Supplemental Information - Consolidated Statements of Income

Reconciliation of GAAP to Non-GAAP Financial Measures

($ in thousands, except per share amounts)

(unaudited)

	Thirteen Weeks Ended	Twenty-Six Weeks Ended
	July 31, 2010	July 31, 2010

Operating income	$9,663	$26,964

Adjustments
Stock-based compensation expense related to restricted-stock awards	87	87
Bonus compensation expense related to restricted-stock awards	6,132	6,132

Total adjustments	6,219	6,219

Adjusted operating income	15,882	33,183
Interest expense, net	336	644

Adjusted income before income taxes	15,546	32,539
Adjusted income tax expense*	6,218	13,016

Adjusted net income	$9,328	$19,523

Basic weighted-average shares outstanding	35,440,547	35,440,547
Share count adjustment	5,066,123	5,066,123

Adjusted basic weighted-average shares outstanding**	40,506,670	40,506,670

Diluted weighted-average shares outstanding	35,440,613	35,440,580
Share count adjustment	5,100,854	5,096,238

Adjusted diluted weighted-average shares outstanding**	40,541,467	40,536,818

Adjusted net income per share:
Basic	$0.23	$0.48
Diluted	0.23	0.48

*	Assumes a combined federal, state, and local effective tax rate of 40%.
**	Adjusted weighted-average shares outstanding for the thirteen weeks and twenty-six weeks ended July 31, 2010, equal GAAP weighted-average shares outstanding for the thirteen weeks and twenty-six weeks ended July 30, 2011, respectively.

Vera Bradley, Inc.

Consolidated Statements of Cash Flows

($ in thousands)

(unaudited)

	Twenty-Six Weeks Ended
	July 30, 2011	July 31, 2010
Cash flows from operating activities
Net income	$24,857	$25,964
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of property, plant, and equipment	4,461	4,131
Provision for doubtful accounts	75	(58)
Loss on disposal of fixed assets	—	274
Stock-based compensation	662	87
Deferred income taxes	(325)	—
Changes in assets and liabilities:
Accounts receivable	(10,495)	5,289
Inventories	(21,388)	(18,263)
Other assets	1,012	(881)
Accounts payable	583	1,538
Accrued and other liabilities	(11,220)	4,970

Net cash provided by (used in) operating activities	(11,778)	23,051

Cash flows from investing activities
Purchases of property, plant, and equipment	(6,526)	(4,795)

Net cash used in investing activities	(6,526)	(4,795)

Cash flows from financing activities
Payments on financial-institution debt	(10,000)	(25,900)
Borrowings on financial-institution debt	14,700	28,900
Payments on vendor-financed debt	(40)	(14)
Change in bank overdraft	329	—
Payments of distributions	—	(20,159)
Other	76	—

Net cash provided by (used in) financing activities	5,065	(17,173)

Effect of exchange rate changes on cash and cash equivalents	74	—

Increase (decrease) in cash and cash equivalents	$(13,165)	$1,083
Cash and cash equivalents, beginning of period	13,953	6,509

Cash and cash equivalents, end of period	$788	$7,592

CONTACT:

Investors:

Vera Bradley

Paul G. Blair

(260) 207-5183

ICR, Inc.

Joseph Teklits

Jean Fontana

Jean.fontana@icrinc.com

(203) 682-8200

Media:

877-708-VERA (8372)

Mediacontact@verabradley.com